Exhibit 10.1
LICENSE AGREEMENT
     THIS AGREEMENT is effective as of the 5th day of November, 2010, by and between the George Zimmer 1988 Living Trust, a California trust with an address of 40650 Encyclopedia Circle, Fremont, California 94538 (hereinafter called “LICENSOR”), and The Men’s Wearhouse, Inc., a corporation organized and existing under the laws of Texas, with an office located at 6380 Rogerdale Road, Houston, Texas 77072 (hereinafter called “LICENSEE”).
     WHEREAS, LICENSOR is the owner of service marks (the “Marks”) which are likenesses of George Zimmer one of which has been registered by the U.S. Patent and Trademark Office (Registration No. 2,655,808) for use in connection with “retail clothing store services; licensing others the right to use and/or exploit the likeness of George Zimmer,” and another of which has been registered by the U.S. Patent and Trademark Office (Registration No. 3,398,879) for use in connection with dry cleaning and laundry services and tailoring and clothing alterations; and
     WHEREAS, LICENSEE is desirous of continuing to use the Marks in its business in connection with the activities denominated by the Marks;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:
     1. GRANT OF LICENSE
     LICENSOR grants to LICENSEE and its affiliates and subsidiaries a worldwide exclusive, nontransferable license to use the Marks in connection with the services listed in the above mentioned registrations and applications. LICENSEE shall, however, have the right to assign the license to its affiliates and subsidiaries or to a purchaser of the majority of LICENSEE’s assets. LICENSEE accepts the license subject to the following additional terms and conditions.
     2. LICENSEE FEE
     LICENSEE shall pay LICENSOR an annual license fee of $10,000 payable by February 15 of each year, beginning February 15, 2011, as long as George Zimmer remains an employee of LICENSEE. After George Zimmer ceases to be an employee of LICENSEE, whether as a result of death, disability, retirement or otherwise, LICENSEE shall pay to LICENSOR, or its successor in interest, as the case may be, $250,000 per year for a period of four years, payable in annual installments as follow: (a) if George Zimmer ceases to be an employee of LICENSEE as a result of the death of George Zimmer, the first annual installment shall be paid on the last day of the month in which George Zimmer dies and the remaining installment payments shall be paid annually on the corresponding day of the same month in each of the three following years and (b) if George Zimmer ceases to be an employee of LICENSEE for any other reason, the first annual installment shall be paid on the date that is six months following the date that George Zimmer incurs a Separation From Service from LICENSEE and the remaining installment payments shall be paid annually in each of the three following years on the last day of the month in which occurs the anniversary of the date that George Zimmer incurred a Separation From Service from LICENSEE. The term “Separation From Service”

shall have the meaning ascribed to such terms in section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance issued thereunder by the Internal Revenue Service and the Department of Treasury. At its option and in its sole discretion, LICENSEE may continue the License and this License Agreement in effect, after the four year period, for consecutive annual periods by giving LICENSOR or its successor in interest, as the case may be, 60 days written notice of LICENSEE’S intention to continue the License prior to the end of the initial four year period and prior to the end of each additional one year period and by continuing to pay LICENSOR or its successor in interest, as the case may be, $250,000 a year in equal monthly installments. LICENSEE may continue to exercise its option to extend the License and this License Agreement for one year periods indefinitely; provided that if at any time the LICENSEE fails to extend the License or fails to make the payment required to extend the License, LICENSOR or its successor in interest, as the case may be, shall have the right to terminate the License and this License Agreement upon written notice to the LICENSEE.
     3. OWNERSHIP OF THE MARKS
     LICENSEE acknowledges the ownership of the Marks in LICENSOR, agrees that it will do nothing inconsistent with such ownership and that all use of the Marks by LICENSEE shall inure to the benefit of and be on behalf of LICENSOR. LICENSEE agrees to assist LICENSOR in registering the Marks or in recording this License Agreement with appropriate government authorities, if any. LICENSEE agrees that nothing in this License Agreement shall give LICENSEE any right, title or interest in the Marks other than the right to use the Marks in accordance with this License Agreement and LICENSEE agrees that it will not attack the title of LICENSOR to the Marks or attack the validity of this License Agreement.
     4. QUALITY STANDARDS
     LICENSEE agrees that the nature and quality of all services it renders in connection with the Marks and all related advertising, promotional and other related uses of the Marks shall conform to reasonable standards set by LICENSOR. The parties agree that the quality of LICENSEE’s uses of the Marks as of the day this License Agreement is executed are, and shall continue to be, acceptable.
     5. QUALITY MAINTENANCE
     LICENSEE agrees to cooperate with LICENSOR to facilitate LICENSOR’s control of such nature and quality, to permit reasonable inspection of LICENSEE’s operation, and to supply LICENSOR with specimens of all uses of the Marks upon request. LICENSEE shall comply with all applicable laws and regulations to obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by this License Agreement.
     6. FORM OF USE
     LICENSEE agrees to use the Marks only in the form and manner and with appropriate legends as prescribed from time to time by LICENSOR. Those uses existing as of the day this License Agreement is executed are deemed acceptable and representative of the types of uses LICENSOR has approved and such uses together with any other uses approved by LICENSOR thereafter, shall continue to be deemed to be approved even though George Zimmer may cease to be an employee for any reason, including death.
     7. INFRINGEMENT PROCEEDINGS
     LICENSEE agrees to notify LICENSOR of any unauthorized use of the Marks by others as it comes to LICENSEE’s attention. LICENSEE shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Marks. All costs of such proceedings shall be borne by LICENSEE and all benefits received from such proceedings shall be received by LICENSEE.
     8. TERM
     This License Agreement shall be perpetual unless terminated as provided for herein.
     9. TERMINATION FOR CAUSE
     LICENSOR shall have the right to terminate this License Agreement upon ten (10) days written notice to LICENSEE (i) if LICENSEE were to use the Marks in a way in violation of the provisions of Section 4 or 6 and shall not have cured such violation within thirty (30) days of written notice thereof, (ii) in the event of any affirmative act of insolvency by LICENSEE, (iii) upon the appointment of any receiver or trustee to take possession of the properties of LICENSEE or upon the winding-up, sale, consolidation, merger (other than a merger in which LICENSEE is the surviving corporation) or any sequestration by governmental authority with respect to LICENSEE, (iv) upon a material breach of any of the other provisions hereof by LICENSEE or (v) upon the occurrence of a Change-in-Control, other than an approved Change-in-Control, but only within the first year after such Change-in-Control. For purposes hereof, an Approved Change-in-Control shall be a Change-in-Control of LICENSEE with respect to which George Zimmer either caused a majority of the shares of voting stocks of LICENSEE held directly or indirectly by him to be voted for the transaction giving rise to the Change-in-Control or, as director of LICENSEE, voted in favor thereof. Change-in-Control shall mean, with respect to the LICENSEE, (a) any person or group, as defined under the Securities Exchange Act of 1934, of persons, other than George Zimmer or any affiliates of George Zimmer, owning or controlling the right to vote 25% or more of the voting stock of LICENSEE; (b) the merger or consolidation of LICENSEE with another person if after giving effect thereto, a person or a group of persons, other than George Zimmer or any affiliates of George Zimmer, owns or has the power to vote 25% or more of the capital stock of the surviving corporation, (c) the sale of all or substantially all the assets of LICENSEE; or (d) a majority of the members of the board of directors of LICENSEE are persons who were neither approved for nomination by, nor elected to the board of directors of LICENSEE by, a majority of the board of directors who were directors on October 20, 2010, or directors nominated by or elected by a majority of such directors.
     10. EFFECT OF TERMINATION
     Upon termination of this License Agreement, LICENSEE agrees to promptly discontinue all use of the Marks, to cooperate with LICENSOR or its appointed agent to apply to the appropriate authorities to cancel recording of this License Agreement from all government records, to destroy all materials bearing the Marks, and that all rights in the Marks and the goodwill connected therewith shall remain the property of LICENSOR.
     11. INTERPRETATION OF AGREEMENT
     It is agreed that this License Agreement shall be interpreted according to the laws of the State of Texas.
     12. ENTIRE AGREEMENT
     This License Agreement constitutes the entire agreement of the parties regarding the subject matter hereof, and supersedes and terminates all prior agreements, arrangements or understandings and all obligations, both written and oral, between the parties with respect to the Marks.
     IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the day and year first above written.

GEORGE ZIMMER 1988 LIVING TRUST
By:	/s/ GEORGE ZIMMER
George Zimmer, Trustee

THE MEN’S WEARHOUSE, INC.
By:	/s/ NEILL P. DAVIS
	Name:	Neill P. Davis
	Title:	Executive Vice President and Chief Financial Officer